UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934

(Amendment No.         )

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MarketAxess Holdings Inc.

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T +1 212 813 6000	55 Hudson Yards 15th Floor
F +1 212 813 6060	New York, NY 10001
marketaxess.com	United States of America

May 29, 2019

Dear Valued Stockholders:

On behalf of the Board of Directors (the “Board”) and the Compensation Committee (the “Committee”) of MarketAxess Holdings Inc. (“MarketAxess” or the “Company”), we are writing to request your support at the 2019 Annual Meeting of Stockholders to be held on June 5, 2019 (the “Annual Meeting”) by voting according to the Board’s recommendations on all proposals. In particular, we request your support on Proposal 3, the Advisory Vote on Executive Compensation (Say-on-Pay Proposal).

With respect to “say-on-pay,” we note that Glass, Lewis & Co., LLC issued a report recommending that stockholders vote “FOR” the Company’s advisory say-on-pay proposal. However, Institutional Shareholder Services (“ISS”) is recommending a vote “AGAINST” the say-on-pay proposal. In particular, in making its recommendation, ISS is focused on the Company’s decision to award a multi-year equity grant to the Chief Executive Officer, Richard M. McVey (the “CEO”), in connection with the extension of his employment agreement in November 2018 (the “CEO Performance Award”). We disagree with ISS’s concerns about the size of the award, and its evaluation of the award’s design and rationale. We ask our stockholders to view our executive compensation program for 2018 based on the merits of the program as described below and in our 2019 Proxy Statement. Some of the key points we address in further detail in this letter include:

•	The Company has a track record of strong financial performance as evidenced by ten consecutive years of record financial results, which has carried into the first quarter of 2019.

•

As discussed below, we believe that our record financial results, and the ongoing strength of our stock price, are directly attributable to our CEO’s vision and leadership and his ability to drive innovative market solutions that lead to higher trading volumes, greater market share and deeper client penetration.

•

We have had strong and consistent alignment, as determined by ISS, between CEO pay and Company performance, as measured by total shareholder return (“TSR”). This alignment has resulted in a “FOR” vote of no less than 94.8% in each of the last five years for our advisory say-on-pay proposal.

•

The CEO Performance Award does not represent a change to the structure of the CEO’s compensation. We have successfully used multi-year equity awards in 2011 and 2015, and we have balanced each grant with reduced annual performance awards, which we intend to do for the CEO Performance Award as well.

•

The CEO Performance Award is 100% performance-based and the stock price appreciation targets for each tranche of the award keep the CEO’s focus on increasing shareholder value. Moreover, the five-year cliff-vesting feature of the award ensures that shareholder alignment and any payout occur over the long-term. The CEO will realize value from the award only if he is still employed by the Company in five years.

I. Company’s Performance

Incentivizing the continued individual performance of the CEO, and enhancing the Company’s overall performance, were the key drivers for the CEO Performance Award. Under the leadership of the CEO, the Company has a proven track record for both long- and short-term past performance. In addition, the Company’s performance since the grant date of the CEO Performance Award has been exemplary.

a)	Company’s Past Performance:

•

ISS recognizes in its 2019 report that the Company is a top quartile performer in every performance category, including Return on Invested Capital, Return on Equity, Return on Assets, and ISS’ Economic Value Added (“EVA”) measures for margins, spread, sales and capital, as compared to ISS’s peer group for the Company.

•

In addition, the Company’s stock price performance has been superior compared to the market in the short-, mid- and long-term. In 2018, we continued to deliver long-term value for our stockholders as evidenced by ranking 103rd in five-year TSR (approximately 94th percentile) and 19th in ten-year TSR (approximately 99th percentile) of all 1,783 U.S. public companies with over $1 billion in market capitalization (as reported by FactSet).

b)	Company’s Performance Since Grant:

•

The Company’s earnings for the first quarter of 2019 exceeded expectations. We believe this was due to increased trading volume (up 13% to $526.2 billion over the prior comparable period in 2018) across all of the Company’s core products. Trading volume from Open Trading™, a long-term initiative of the CEO, improved dramatically to $134.4 billion, an increase of 65.6% over the prior comparable period.

•	In April 2019, the Company announced a strategic partnership with Virtu Financial to provide the Company’s clients with access for the trading of global exchange-traded funds (ETFs).

•

The Company’s performance has resulted in a strong increase in the price of MarketAxess stock, far exceeding the performance of market indexes. Specifically, the price of MarketAxess shares has increased 39% since November 8, 2018 (the CEO Performance Award grant date), while the market indexes in the chart below have been relatively flat.

	Stock Price Performance Since CEO Performance Award
	Price
	11/8/2018	5/24/2019	% Price Change
MKTX	$206.2	$288.3	39.8%
NASDAQ	7,530.9	7,637.0	1.4%
Russell 1000	1,550.3	1,564.8	0.9%
S&P 500 Index	2,806.8	2,826.1	0.7%

•

During the period immediately following the CEO Performance Award grant (November 8, 2018 through May 24, 2019), the Company’s market capitalization has increased by over $3 billion, and our shares have outperformed all of the Company’s ISS selected peers except for one.

II. Key Features of the CEO Performance Award

The CEO Performance Award is comprised of performance-based restricted stock and out-of-the-money stock options, as summarized in the following chart:

Item	Value @ Grant	Premium	Target Price	Vesting Date
Performance Shares	$2.75M	125%	$257.78	November 8, 2023
Performance Shares	$2.75M	135%	$278.40	November 8, 2023
Stock Options	$2.75M	125%	$257.78	November 8, 2023
Stock Options	$2.75M	135%	$278.40	November 8, 2023

Total Grant Value =	$11.0M

The CEO Performance Award vests in full at the end of a five-year period. The stock options must be exercised within six months of the vesting date or they will be forfeited in their entirety.

III. Our View of CEO Performance Award

a)	Overview and Rationale for CEO Performance Award

In 2018, the Committee determined it was desirable to extend the CEO’s employment agreement for an additional five-year term to secure his employment with the Company and to provide a multi-year performance award to incentivize and reward future stock price appreciation, consistent with our past successful practice. The CEO was entering the final year of his then-current employment agreement. The Committee considered the following factors in granting the award:

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Multi-Year Award History: The Committee considered its prior multi-year awards to the CEO in 2011 and 2015 to have been a success as measured by the Company’s financial results and stock performance in the years following the grant. The Committee reviewed whether the award served to retain, motivate and focus the CEO on the long-term success of the Company. The Committee also favored the use of a multi-year equity award for the following reasons:

•	Multi-year awards save significant amounts of accounting expense when our stock price increases (when compared to same-sized annual awards);

•	They provide additional incentive for participants because more shares are awarded at the time of grant than could be awarded in future years if the price of the Company’s stock is higher;

•	The vesting schedule requires the executive to hold the shares for a longer period of time, thereby increasing alignment with the Company’s stockholders; and

•

Multi-year awards help retain the services of our key executives more than annual awards. The Company has granted multi-year awards to other key executives of the Company over the last five years, all of whom are still employed by the Company.

We believe these awards have been an integral component of a compensation program that has appropriately incentivized the Company’s executives to focus on the Company’s long-term success.

b)	Size of CEO Performance Award

The CEO Performance Award was issued with a grant date fair value of $11 million. A financial reporting services provider specializing in complex securities valuation was hired by the Committee to value the four different award tranches using a Monte Carlo simulation (ISS calculates the award at $13.3M using its own formula). The grant value is spread over a 5-year attribution period, as summarized in the chart below.

CEO Performance Award - Future Attribution
	Value	Attribution
	($ in thousands)
Total Award Value	11,000	—
Year-End 2018 (2 months)		367
Each Year-End 2019-2022		2,200
Year-End 2023 (10 months)		1,833

Over the past four years, the CEO’s total direct compensation (“TDC”) has remained virtually constant, as shown in the chart below.

	Base Salary	Cash Incentive	Total Cash	Jan 2015 Equity Award	Nov 2018 Equity Award	Annual Award	TDC	YOY
	($ in thousands)
2015	500	2100	2600	1600		3200	7400
2016	500	2100	2600	1600		3200	7400	0%
2017	500	1890	2390	1600		3010	7000	-5%
2018	500	1890	2390	1600	367	2743	7100	1%

Moreover, the Committee does not anticipate significant changes in the CEO’s TDC during the term of the CEO Performance Award. Based on that assumption, the CEO Performance Award will comprise approximately 30% of the CEO’s projected annual TDC for 2019 and is expected to represent between 45% and 50% of his projected annual equity grant for the next five years. The Committee believes this amount sensibly balances its desire to provide appropriate long-term, retention incentives with the flexibility to adjust the CEO’s annual equity award each year. ISS’ own pay-for-performance analytics, which assess our CEO’s TDC every year in the context of TSR, considers that our pay is “aligned” with our performance for 2018, as it has been for every year since ISS began reviewing the degree of alignment.

c)	Design

As discussed, the aggregate $11 million grant date fair value of the CEO Performance Award will be spread over five years of annual compensation. Accordingly, the amount of equity the Committee would otherwise grant to the CEO in future years will be reduced by $2.2 million for each future 12-month period. For 2015 to 2018, the Committee deducted $1.6 million per year from the CEO’s annual equity award to reflect the attribution of the previous multi-year award granted to the CEO in January 2015. For 2018, the Committee additionally deducted $367,000 (see the chart above) from the CEO’s annual equity award to reflect the attribution of the CEO Performance Award for a partial year (Nov – Dec 2018). There are also several other design features of this award that align with the interests of the Company’s stockholders, including the following:

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Performance-Based Nature of Award: The award was designed to be 100% performance based, entirely premium priced, and includes a minimum consecutive number of trading days (20) before a price target can be satisfied.

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Premium Pricing: The premium priced performance targets were set at 125% and 135% of MarketAxess’ closing stock price on the grant date. At the time the CEO Performance Award was made in November 2018, the Company’s stock price was $206.22, which was 7% lower than its all-time high of $222.28. With stock price hurdles at $257.78 and $278.40, the hurdles were set well above our stock’s all-time high.

•

Value Creation for Stockholders: Given the award’s premium pricing and the Company’s approximate valuation of $7.76 billion on the grant date, the award structure requires the Company’s market capitalization to increase by $1.94 billion before the CEO satisfies the 125% hurdle and $2.7 billion before he satisfies the 135% hurdle. The Committee views these goals as providing significant value to stockholders before the CEO realizes any award value.

•

Performance Must be Sustained to Achieve Value: All stock options and performance shares earned pursuant to the CEO Performance Award are subject to five-year cliff vesting. Specifically, the shares must maintain their value until 2023 for the CEO to receive the targeted (or greater) amounts. The CEO cannot dispose of either options or performance shares prior to the vesting date (November 8, 2023) to capitalize on any run-up of the stock price, short term or otherwise. Likewise, in the event of a stock price decline, the CEO has no ability to sell the shares prior to November 2023, compared to our stockholders who may elect to dispose of shares at any time. Finally, the CEO must remain as an employee or director throughout the vesting period, except in the event of certain involuntary terminations.

•

Short Option Term: The premium priced stock options were designed to be highly performance oriented, as (i) they have only a five and half year term, and (ii) they must be exercised within six months of the vesting date in November 2023 or they will be forfeited. Options terms of ten years are far more typical in the market. ISS concurs on this point, stating the option term is “relatively short”. The purpose of this shortened term is intentional and multi-fold, to: (i) increase the award’s leverage, (ii) reduce stockholder dilution, and (iii) require relatively stronger annual price appreciation in order to realize value.

•	Other Best Practice Features: Our executive compensation program incorporates practices that protect the interests of our stockholders and are consistent with high standards of risk management, including claw-back and double-trigger change of control vesting provisions applicable to equity awards, strict prohibitions on our named executive officers and all other employees from hedging or pledging any of our stock, stock ownership guidelines for our named executive officers and no excise tax gross-ups.

IV. Size of Grant in the Context of the Peer Group

The Committee believes it has targeted the right level of TDC for the CEO based on individual and Company performance. The Company has a market capitalization in excess of $10 billion and is no longer a “Mid-Cap” company according to ISS’ definition. In the ISS report, however, 50% (9 out of 18) of the other companies in the Company’s ISS peer group have a market capitalization that is 1/10th or less of the Company’s current market capitalization.

Even applying ISS’ peer group, we estimate that our CEO’s most recent TDC of $7.1 million (comprised of roughly $2.5 million in cash and $4.6 million in equity) would rank 6th of the 19 companies in ISS’ peer group. The 75th percentile TDC for ISS peers is $8 million, which is higher than the TDC of the CEO. As such, the Committee believes this positioning is justified, as the Company’s stock price has significantly exceeded the returns of most of the market, as well as most of our ISS peers, in the short and long-term.

In conclusion, WE RECOMMEND YOU VOTE “FOR” OUR SAY-ON-PAY PROPOSAL (PROPOSAL NO. 3). As outlined above and in our 2019 Proxy Statement, we are steadfastly committed to aligning our executives’ compensation with the interests of our stockholders and the performance of the Company, and we strongly believe that our 2018 named executive officers’ compensation program appropriately aligned our executives’ compensation with the interests of stockholders.

We also note that the Committee and the Board approved the CEO Performance Award because it rewards the CEO for stockholder value creation while allowing for a balanced approach to year-end performance compensation. As the Company has demonstrated in the past and noted above, an attributed portion of the CEO Performance Award will be deducted from the CEO annual compensation in each of the next five years. In addition, as long as the stock price continues to increase, this is a cost-effective way for the Company to grant (and expense) shares.

Accordingly, we ask that our stockholders please consider the information set forth in this letter and our 2019 Proxy Statement and vote “FOR” our Say-on-Pay Proposal (Proposal No. 3). Even if voting instructions for your proxy have already been given, you may change your vote at any time before our Annual Meeting by providing revised voting instructions to your proxy or by voting at the meeting.

If you would like any further information, please contact Georgeson LLC, our proxy solicitors, at (212) 440-9800, Attn: Bill Fiske / Ed Greene.

Stephen Casper	John Steinhardt
Non-Employee Director	Non-Employee Director
Lead Independent Director	Compensation Committee Chair